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                                                                   EXHIBIT 10.19

                    CONSULTING AND NON-COMPETITION AGREEMENT

     THIS CONSULTING AND NON-COMPETITION AGREEMENT (this "AGREEMENT"), is entered into as of February 6, 2004, between HEARTLAND FINANCIAL USA, INC., a Delaware corporation ("HEARTLAND"), and DONALD FRALEY ("CONSULTANT").

                                    RECITALS

     A. Heartland, Rocky Mountain Bancorporation, Inc., a Montana corporation ("RMB"), and RMB Acquisition Corporation, a Montana corporation and a wholly-owned subsidiary of Heartland ("ACQUISITION CORP"), have entered into an Agreement and Plan of Merger of even date herewith (the "MERGER AGREEMENT") providing for the merger of Acquisition Corp with and into RMB (the "MERGER"), with the effect that RMB will become a wholly subsidiary of Heartland.

     B. Consultant is currently the Chairman of the Board of RMB and of Rocky Mountain Bank, a Montana chartered, commercial bank with its main office located in Billings, Montana, and a wholly owned subsidiary of RMB (the "BANK"), and is familiar with the business, operations and properties of RMB and the Bank.

     C. For purposes of facilitating a smooth transition in ownership and control, and an effective consolidation of RMB's and the Bank's operations with those of Heartland, Heartland wishes to secure Consultant's services for a period following the Closing Date.

     D. Consultant is willing to make his services available to Heartland on the terms and conditions hereinafter set forth.

                                   AGREEMENTS

     In consideration of the foregoing premises and the following mutual promises, covenants and agreements, the parties hereby agree as follows:

     SECTION 1. DEFINITIONS; CONSTRUCTION.

          (a) In addition to those terms defined throughout this Agreement, the following terms, when used herein, shall have the following meanings:

                    (i) "AFFILIATE" means any entity which owns or controls, is owned by or is under common ownership or control with, Heartland or the Bank.

                    (ii) "CONFIDENTIAL INFORMATION" means ideas, information, knowledge and discoveries (whether or not patentable) about Heartland or any of its Affiliates which Consultant has knowledge of as a result of his services for Heartland hereunder, including information regarding the products, product specifications, technology, computer programs, methods of sale, trade secrets, price lists and names of customers and suppliers of Heartland or any of its Affiliates, or other information regarding the business affairs or business methods of Heartland or any of its Affiliates. Confidential Information does not include information that becomes generally available to the public other than as a result of disclosure by Consultant.

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                    (iii) "FINANCIAL INSTITUTION" means any person, firm,
partnership, corporation, trust or other entity which owns or operates, a bank, savings and loan association, credit union or similar financial institution.

          (b) In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply: (i) "including" means "INCLUDING, BUT NOT LIMITED TO"; (ii) all references to sections are to sections in this Agreement unless otherwise specified; (iii) all words used in this Agreement will be construed to be of such gender or number as the circumstances and context require; and (iv) the captions and headings of sections appearing in this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions.

          (c) The subject matter and language of this Agreement have been the subject of negotiations between the parties and their respective counsel, and this Agreement has been jointly prepared by their respective counsel. Accordingly, this Agreement shall not be construed against either party on the basis that the Agreement was drafted by such party or its counsel.

     SECTION 2. ENGAGEMENT; PERIOD OF ENGAGEMENT.

          (a) Heartland offers to engage Consultant, and Consultant hereby accepts such engagement, to provide services to Heartland as a consultant for the period established under this Section (the "PERIOD OF ENGAGEMENT"). The Period of Engagement shall be for one year beginning at the Effective Time.

          (b) Notwithstanding anything herein to the contrary, the Period of Engagement shall end upon any termination of this Agreement pursuant to SECTION 8.

     SECTION 3. EXTENT OF SERVICES. During the Period of Engagement, Consultant shall hold himself available during regular business hours to perform such services in connection with the transition of the ownership and operation of the businesses and assets of RMB and the Bank acquired by Heartland pursuant to the Merger Agreement as Heartland through its executive officers may reasonably request. The services which may be required of Consultant hereunder may include, but are not limited to, promoting Heartland and its products and services in communities that are served by RMB and the Bank and its affiliates; promoting the recognition and acceptance of Heartland among RMB and the Bank's customers; and otherwise facilitating the transition of ownership and control and an effective consolidation of RMB and the Bank's operations with those of Heartland. Heartland may, in its sole and absolute discretion, engage other employees or independent contractors to perform any or all of the services for which Consultant is available under this Section.

     SECTION 4. COMPENSATION FOR CONSULTING SERVICES. In consideration for the consulting services to be provided under SECTION 3, Heartland shall:

          (a) pay to Consultant One Hundred Thousand Dollars ($100,000) for the Period of Engagement, payable in equal monthly installments in advance on the first business day of each month over the Period of Engagement;


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          (b) pay through the Period of Engagement the lease payments for the automobile currently leased by the Bank for Consultant's use and reimburse Consultant for business-related fuel expenses in accordance with the Heartland's policy regarding such reimbursements, and Consultant shall report his business use of the automobile in conformity with policies adopted by Heartland;

          (c) pay through the Period of Engagement Consultant's monthly membership dues at Canyon Gate Country Club; and

          (d) pay through the Period of Engagement, either through payment of COBRA premiums or through extension to Consultant of health insurance coverage consistent with Heartland's coverage of persons who provide services to Heartland in capacities similar to that of Consultant, the cost of providing Consultant medical insurance under Heartland's group medical insurance plan.

     SECTION 5. COMPENSATION FOR RESTRICTIVE COVENANT. In consideration for Consultant's compliance with the Restrictive Covenant, as defined and described in SECTION 8, Heartland shall pay to Consultant the annual sum of One Hundred Fifty Thousand Dollars ($150,000) commencing with the Effective Time and ending on the third anniversary of the Effective Time (the "RESTRICTIVE PERIOD"), payable in equal monthly installments in advance on the first business day of each month over the Restrictive Period.

     SECTION 6. EXPENSES.

          (a) Heartland shall provide Consultant with office facilities and secretarial and other support services on its premises to the extent required to perform the consulting services contemplated herein, as determined by Heartland in its discretion.

          (b) If, in connection with the performance of services hereunder at the request of Heartland, Consultant incurs out-of-pocket costs for expenses for travel, meals and lodging or other reasonable expenses of a type for which other providers of professional services to Heartland would be reimbursed by Heartland, he shall be entitled to reimbursement therefor by Heartland in accordance with the reasonable standards and procedures established by Heartland and communicated to Consultant.

     SECTION 7. CONFIDENTIALITY AND LOYALTY. Consultant acknowledges that during the course of his employment he may produce and have access to Confidential Information. Accordingly, during and subsequent to termination of this Agreement, Consultant agrees to hold in confidence and not directly or indirectly disclose, use, copy or make lists of any Confidential Information, except to the extent that such information is or thereafter becomes lawfully available from public sources, or such disclosure is authorized in writing by Heartland, required by a law or any competent administrative agency or judicial authority, or otherwise as reasonably necessary or appropriate in connection with performance by Consultant of his services hereunder. All records, files, documents and other materials or copies thereof relating to the respective businesses of Heartland and its Affiliates that Consultant shall prepare or use, shall be and remain the sole property of Heartland, and other than in connection with performance by Consultant of his services hereunder, shall not be removed from the premises of Heartland or any



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of its Affiliates without Heartland's written consent, and shall be promptly returned to Heartland upon termination of Consultant's services hereunder. Consultant agrees to abide by Heartland's reasonable policies, as in effect from time to time, respecting avoidance of interests conflicting with those of Heartland and its Affiliates. Nothing in this Agreement modifies or reduces Consultant's obligations to comply with applicable laws related to trade secrets, confidential information or unfair competition.

     SECTION 8. TERMINATION OF AGREEMENT. This Agreement shall terminate immediately upon the occurrence of any of the following events: (a) Consultant's death; (b) Consultant's material breach of his obligations under any of SECTIONS 3, 7 or 9 and subsequent failure to substantially cure such breach after notice of such breach; or (c) Consultant's voluntary termination, upon 30 days' written notice to Heartland, of this Agreement. Following the termination of this Agreement, Heartland shall have no further obligations hereunder.

     SECTION 9. NON-COMPETITION COVENANT.

          (a) Heartland and Consultant have jointly reviewed the customer lists and operations of the Bank and have agreed that the primary service area of the Bank's lending and deposit taking functions in which Consultant has previously, and will likely in the future, participate extends separately to an area that encompasses a thirty-five (35) mile radius from each banking or other office location of the Bank (the "RESTRICTIVE AREA"). Therefore, as an essential ingredient of and in consideration of this Agreement and Heartland's agreement to pay the compensation described in SECTION 4 (Compensation) and SECTION 5 (Compensation for Restrictive Covenant), Consultant hereby agrees that, except with the express prior written consent of Heartland, during the Restrictive Period Consultant will not directly or indirectly compete with the business of Heartland or the Bank, including, by directly or indirectly, taking any of the following actions (collectively, the "RESTRICTIVE COVENANT"):

               (i) owning, managing, operating, controlling, or financing a Financial Institution within the Restrictive Area;

               (ii) serving as the agent, broker or representative of, or otherwise assisting, any person or entity in obtaining services or products from any Financial Institution within the Restrictive Area;

               (iii) directly or indirectly serving as an employee, officer or director of, or consultant to, a Financial Institution within the Restrictive Area;

               (iv) soliciting or inducing, or attempting to solicit or induce, any current or former customer of Heartland or any of its Affiliates to (A) terminate any business relationship with Heartland or any of its Affiliates, or
(B) obtain services or products from a Financial Institution with the Restrictive Area; and

               (v) soliciting or inducing, or attempting to solicit or induce, any employee, agent or supplier of Heartland or any of its Affiliates to terminate any employment or business relationship with Heartland or any of its Affiliates, and become employed by, or to establish a business relationship with, a Financial Institution within the Restrictive Area.


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          (b) If Consultant violates the Restrictive Covenant and Heartland brings legal action for injunctive or other relief, Heartland shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of the Restrictive Covenant. Accordingly, the Restrictive Covenant shall be deemed to have the duration specified in this Section computed from the date the relief is granted but reduced by the time between the period when the Restrictive Period began to run and the date of the first violation of the Restrictive Covenant by Consultant. If a successor assumes and agrees to perform this Agreement, this Restrictive Covenant shall continue to apply only to the offices of Bank as they existed immediately before such assumption and shall not apply to any of the successor's other offices. The Restrictive Covenant shall not prohibit Consultant from owning directly or indirectly capital stock or similar securities that are listed on a securities exchange or quoted on the NASDAQ Stock Market that do not represent more than one percent (1%) of the outstanding capital stock of any Financial Institution.

          (c) Consultant acknowledges that the restrictions contained in Section 5 (Confidentiality and Loyalty) and this Section of this Agreement are reasonable and necessary for the protection of the legitimate business interests of Heartland and the Bank, that any violation of these restrictions would cause substantial injury to Heartland, the Bank and such interests, that Heartland would not have entered into this Agreement with Consultant without receiving the additional consideration offered by Consultant in binding himself to these restrictions and that such restrictions were a material inducement to Heartland to enter into this Agreement. In the event of any violation or threatened violation of these restrictions, either of Heartland or the Bank, in addition to and not in limitation of, any other rights, remedies or damages available to Heartland and the Bank under this Agreement or otherwise at law or in equity, shall be entitled to preliminary and permanent injunctive relief to prevent or restrain any such violation by Consultant and any and all persons directly or indirectly acting for or with Consultant, as the case may be.

     SECTION 10. NO EMPLOYMENT RELATIONSHIP CREATED. The relationship between Heartland and Consultant shall be that of client and independent contractor. Heartland shall not assume, and specifically disclaims, any obligations of an employer to an employee which may exist under applicable law. Consultant shall be treated as an independent contractor for all purposes of federal, state and local income taxes and payroll taxes. Consultant shall be responsible for payment of all taxes, including federal, state and local taxes arising out of Consultant's activities in accordance with this Agreement, including by way of illustration, but not limitation, federal and state personal income tax and social security tax, all as may be required by applicable law or regulation and Heartland or the Bank, as applicable, shall file the appropriate IRS Form 1099s. Consultant shall have the full authority to select the means, manner and method of performing the services to be performed under this Agreement. Consultant shall not be considered by reason of the provisions of this Agreement or otherwise as being an employee of Heartland. Consultant shall not be eligible to participate in any employee benefit plans offered by Heartland or any of its subsidiaries to their respective employees.

     SECTION 11. SUCCESSORS AND ASSIGNS. This Agreement will inure to the benefit of and be binding upon Consultant, his legal representatives and testate or intestate distributees, and Heartland, and their respective successors and assigns, including, in the case of Heartland, any successor by merger or consolidation or a statutory receiver or any other person or firm or


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corporation to which all or substantially all of the respective assets and business of Heartland may be sold or otherwise transferred.

     SECTION 12. ENTIRE AGREEMENT; MODIFICATIONS; SURVIVAL. This Agreement constitutes the entire agreement between the parties respecting the subject matter hereof, and supersedes all prior negotiations, undertakings, agreements and arrangements with respect thereto, whether written or oral. Consultant agrees that any employment or consulting agreement or arrangement between Consultant and any of the Bank or RMB shall terminate at the Effective Time and that Consultant is entitled to receive no payments thereunder except for accrued compensation for services rendered. Except as otherwise explicitly provided herein, this Agreement may not be amended or modified except by written agreement signed by Consultant and Heartland. Consultant further acknowledges and agrees that SECTION 7 and SECTION 9 shall survive the termination of this Agreement.

     SECTION 13. ENFORCEMENT. The provisions of this Agreement shall be regarded as divisible and separate; if any of said provisions should be declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remaining provisions shall not be affected thereby. Furthermore, if the scope and any restriction or requirement contained in this Agreement is too broad to permit enforcement of such restriction or requirement to its fullest extent, then such restriction or requirement shall be enforced to the maximum extent permitted by law, and Consultant consents and agrees that any court of competent jurisdiction may so modify such scope in any proceeding brought to enforce such restriction or requirement.

     SECTION 14. GOVERNING LAW. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Iowa applicable to contracts made and wholly to be performed in such state without regard to conflicts of laws.

     SECTION 15. JURISDICTION AND SERVICE OF PROCESS. Any action or proceeding seeking to enforce, challenge or avoid any provision of, or based on any right arising out of, this Agreement shall be brought only in the courts of the State of Iowa, County of Dubuque or, if it has or can acquire jurisdiction, in the United States District Court serving the County of Dubuque, and each of the parties consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to jurisdiction or venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

     SECTION 16. LEGAL FEES. All reasonable legal fees paid or incurred by Heartland or Consultant pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the party who or which is not successful on the merits pursuant to a legal judgment or settlement.

     SECTION 17. WAIVER. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party, shall be deemed a waiver of any similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.


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     SECTION 18. NOTICES. Notices pursuant to this Agreement shall be in writing and shall be deemed given when received; and, if mailed, shall be mailed by United States registered or certified mail, return receipt requested, postage prepaid; and if to Heartland, addressed to the principal headquarters of Heartland, attention: Chairman; or, if to Consultant, to the address set forth below Consultant's signature on this Agreement, or to such other address as the party to be notified shall have given to the other.









                      [THIS SPACE LEFT INTENTIONALLY BLANK]



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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

HEARTLAND FINANCIAL USA, INC.                        DONALD FRALEY

By: /s/ Lynn B. Fuller                               /s/ Donald Fraley
    --------------------------------------------     --------------------------------------------
    Lynn B. Fuller
    Chairman, President and Chief                    8708 Canyon View
    Executive Officer                                --------------------------------------------
                                                     Las Vegas, Nevada  89117
                                                     --------------------------------------------
                                                                 (Address)



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